UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2004

Sono-Tek Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-16035

New York	14-1568099

(State of Incorporation)	(I.R.S. Employer ID No.)

2012 Route 9W, Milton, New York	12547

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (845) 795-2020

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01:          Regulation FD Disclosure.

The Company issued a press release today regarding the extinguishment of the Norwood Venture Corporation Put Rights and the exercise of all of its common stock purchase warrants noted below. This it attached as exhibit 99.1.

Item 8.01:          Other Events

Sono-Tek Corporation (“the Company”) and Norwood Venture Corporation (“Norwood”), the Company’s principal lender, reached an agreement wherein the Company paid Norwood $188,000 for early extinguishment of Norwood’s Put Rights (the “Put Rights”) under the Note and Warrant Purchase Agreement between the Company and Norwood, dated September 29, 1999, as Amended.   The Put Rights entitled Norwood to be paid a future amount, to be determined based on the financial results of the Company at the conclusion of its February 2008 fiscal year.  The calculation of the amount to be paid under the Put Rights was to be based on a percentage of the greater of 1) the fair market appraised value of the Company, 2) five times earnings before interest depreciation and taxes for the Company’s 2008 Fiscal Year or 3) the book value of the Company as of the end of the Company’s 2008 Fiscal Year.  The amount paid for the early extinguishment of the Put Rights was equal to the liability currently recorded on the Company’s balance sheet and, accordingly, there was no additional profit and loss impact of this payment on the Company’s financial statements.  By eliminating the Put Rights, the Company removed a financial uncertainty that the Company would have had to reckon with after the conclusion of Fiscal Year 2008.

Coincident with the agreement described above, Norwood exercised all of its warrants to purchase 2,022,017 shares of the Company’s common stock. These warrants had been issued in conjunction with $850,000 of loans made to the Company.   The exercise of the warrants has no effect on the Company’s calculation of diluted earnings per share, because the warrant shares have been included in the calculation of diluted earnings per share for each financial period since issuance.

Exhibits:

99.1      Press release dated December 20, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONO-TEK CORPORATION

By:	/s/ CHRISTOPHER L. COCCIO

Christopher L. Coccio
Chief Executive Officer

December 20, 2004